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                                                                 Exhibit 23(a)



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-58405) and related Prospectus of KeyCorp which Registration Statement also constitutes a post-effective amendment to KeyCorp's Registration Statement on Form S-3 (No. 33-53643) for the registration of a combined $850,000,000 of securities and to the incorporation by reference therein of our report dated January 18, 1995, except for Note 2, as to which the date is February 28, 1995, with respect to the consolidated financial statements of KeyCorp incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP




Cleveland, Ohio
April 13, 1995